Exhibit 99.2

FOR IMMEDIATE RELEASE

Date:	October 14, 2010
Contacts:	Ken Taylor, EVP/CFO, or Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS THIRD QUARTER EARNINGS

Porterville, CA – October 14, 2010 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter and the nine months ended September 30, 2010. Net income for the quarter was $887,000, and diluted earnings per share were $0.08. In comparison, the Company recorded net income of $106,000 and earnings per share of $0.01 in the third quarter of 2009. The third quarter of 2010 was effectively a break-even quarter, with pretax income of $100,000, but a tax accrual reversal, precipitated by the impact of tax credits on the low level of pretax income, boosted net income. Net income for the third quarter was also favorably impacted by a $2.6 million gain on investments, an increase of $1.6 million from the third quarter of 2009, and negatively impacted by OREO write-downs of $3.9 million, an increase of $3.0 million from the third quarter of 2009. Sierra Bancorp generated an annualized return on average equity of 2.49% and a return on average assets of 0.27% for the third quarter of 2010.

For the first nine months of 2010 net income was $5.8 million, diluted earnings per share were $0.49, return on average equity was 5.56%, and return on average assets was 0.58%. Notable balance sheet changes in the first nine months of 2010 include the following: Core non-maturity deposits grew $39 million, or 6%; customer time deposits were down by $47 million, or 10%; and wholesale-sourced brokered deposits declined by $28 million, or 100%. Furthermore, investment securities and fed funds sold increased $40 million, or 15%, while gross loan and lease balances dropped $57 million, or 6%, and cash and balances due from banks dropped by $25 million due primarily to a lower interest-earning balance maintained at the Federal Reserve Bank. Also of note, nonperforming assets were up by $5 million, or 7%, during the nine months ended September 30, 2010, although all of the net increase was in the first quarter. Our allowance for loan and lease losses dropped to 2.40% of total loans at September 30, 2010, from 2.68% at the end of 2009, due to the charge-off of loans against specific reserves that had been maintained on certain nonperforming loans.

“The economy has yet to show material improvement in our market areas, but our financial performance during the recession, while generally subdued in comparison to prior years, has typically been favorable relative to regional peer banks,” observed James C. Holly, President and CEO. “Our return on assets has, in fact, been more than double that of our regional peer group for the majority of quarters since the recession began. While our core operating performance remained strong in the recently-concluded quarter, net income declined relative to the first two quarters of the year as we disposed of select nonperforming assets and moved certain other problem assets closer to resolution. The third quarter includes a large level of loan charge-offs and write-downs on impaired loans with specific reserves, a relatively high loan loss provision, and additional write-downs on OREO properties, although we were able to partially offset the negative impact with gains on investment securities,” Holly added. “In addition to the gains taken on the sale of investment securities and solid investment portfolio performance, other positives for the quarter include growth in core deposits and a continued strong level of non-interest income. Furthermore, simultaneous with this earnings release we are announcing the pricing of a successful capital raise, which will augment our already-healthy capital levels,” he concluded.

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Sierra Bancorp Financial Results

October 14, 2010

Financial Highlights

Net interest income declined by $299,000, or 2%, for the third quarter of 2010 relative to the third quarter of 2009, and fell $231,000 for the year-to-date comparison. The drop for the quarter is due to the fact that our net interest margin was 10 basis points lower. Negative factors impacting our net interest margin for the quarter include a shift from average loan balances into lower-yielding investment balances, an increase in the average OREO balance, and a higher average balance of other non-earning assets (primarily due to increases in our prepaid FDIC assessment and net deferred tax asset). Having a positive impact for the quarterly comparison were increases in average non-interest bearing demand deposit balances and average equity (due in large part to our private placement in August 2009), which reduced our reliance on interest-bearing liabilities. Net interest reversals, which totaled $260,000 in the third quarter of 2010 relative to $355,000 in the third quarter of 2009, also had an impact on the quarterly comparison.

Net interest income for the first nine months of 2010 dropped by $231,000 relative to the first nine months of 2009, due to a $7 million decline in average interest-earning assets that was partially offset by a 1 basis point increase in our net interest margin. The factors outlined for the quarterly comparison also impacted our year-to-date net interest margin. In addition, because of the easing of competitive pressures on deposits, the weighted average cost of interest-bearing liabilities dropped by 52 basis points while our yield on interest-earning assets was only 42 basis points lower. Our current interest rate risk profile indicates that, all else being equal, we may experience slight net interest margin compression during the initial phases of an interest rate hike, since a large volume of variable rate loans that are currently at rate floors will not likely re-price immediately. After the initial phases of an interest rate hike, however, rates on most of those loans lift off of their floors and we become more asset-sensitive.

The Company’s loan loss provision was down $4.1 million, or 39%, in the third quarter of 2010 relative to the third quarter of 2009, and declined $4.7 million, or 26%, for the year-to-date comparison. Our loan loss provision in 2010 has primarily been utilized for reserve replenishment subsequent to loan charge-offs, and for specific reserves for loans migrating into impaired status. Net loans charged off totaled $11.4 million in the third quarter of 2010 relative to only $3.5 million in the third quarter of 2009, and we experienced net charge offs totaling $17.2 million in the first nine months of 2010 relative to $9.7 million for the same period in the prior year. Charge-offs were relatively high in the third quarter of 2010, because reserves that had been established over time for specifically-identified losses on certain impaired loans were determined to be uncollectible and were thus written off. Some of those impaired loans were sold during the quarter, some were transferred to OREO, and some remain on our balance sheet on non-accrual status. Because most of the charge-offs during the quarter relate to previously-established specific reserves, our detailed analysis indicates that the Company’s $19.8 million allowance for loan and lease losses as of the end of the third quarter, although $5.0 million lower than at June 30, 2010, is expected to be sufficient to cover credit losses inherent in loan and lease balances outstanding as of September 30, 2010. However, no assurance can be given that we will not experience substantial future losses relative to the size of the allowance. Because charge-offs, which mostly reduced specific reserves, exceeded the provision for the first nine months of 2010, our allowance for loan and lease losses fell to 2.40% of total loans at September 30, 2010, from 2.68% at December 31, 2009 and 2.57% at September 30, 2009.

Service charge income on deposits declined by $70,000, or 2%, in the third quarter of 2010 relative to the third quarter of 2009, and by $33,000, or less than 1%, for the comparative year-to-date periods. Service charges continue to decline as a percentage of average transaction account balances due to lower overdraft activity, since consumers appear to be increasingly careful in managing their account balances. Regulatory changes regarding overdrafts on debit card and ATM transactions, which

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Sierra Bancorp Financial Results

October 14, 2010

became fully effective in mid-August 2010, also had a slight negative impact on our service charge income in the third quarter, although the full quarterly impact going forward has yet to be determined.

There were no material changes in loan sale and servicing income for the comparative quarters or year-to-date periods, but we realized $2.6 million in investment gains in the third quarter of 2010 pursuant to an investment portfolio restructuring. The bonds purchased in the restructuring transaction consist of high-quality, agency-issued mortgage-backed securities. The restructuring lowered our annualized portfolio yield by 31 basis points. For the third quarter of 2009, we realized a $1.0 million gain on the sale of investments.

Other non-interest income declined $46,000, or 3%, for the quarter, but increased by $166,000, or 5%, for the year-to-date comparison, primarily due to fluctuations in costs associated with low-income housing tax credit investments (which are accounted for as a reduction in income), income from bank-owned life insurance (BOLI), net losses on the disposition of OREO, and increases in debit card interchange fees. We adjusted expense accruals for partnership losses on our tax credit investments subsequent to the receipt of updated partnership financial statements, which contributed to a reduction in tax credit investment costs (and an associated increase in non-interest income) of $41,000 for the third quarter and $586,000 for the first nine months, relative to the same periods in the prior year. BOLI income fell by $147,000 for the quarter and by $304,000 for the year-to-date comparison, primarily because 2010 gains on BOLI associated with deferred compensation plans were lower than gains in 2009. For the third quarter, gains on deferred compensation BOLI totaled $226,000 in 2010 relative to $297,000 in 2009, and for the first nine months, gains were $135,000 in 2010 relative to gains of $377,000 in 2009. Related deferred compensation plan expense accruals were also lower, as noted below. We also realized a gain on the exchange of select general-account BOLI policies in the third quarter of 2009, which added to the decline in income attributable to BOLI for both the quarter and the year-to-date periods. Net losses on the disposition of OREO totaled $109,000 and $446,000 in the third quarter and first nine months of 2010, respectively, relative to only $51,000 and $89,000 in the third quarter and first nine months of 2009. Debit card interchange fees increased by $131,000 for the quarter and $346,000 for the first nine months due to increased debit card activity, but associated debit card processing costs were also up, as noted below.

With regard to non-interest expense, salaries and benefits were up by $1.0 million, or 29%, for the third quarter, and increased by $1.5 million, or 11%, for the first nine months of 2010 relative to the first nine months of 2009. The increase in salaries and benefits is primarily due to the third quarter 2009 reversal of approximately $1.6 million that had been accrued for incentive compensation payments, although $700,000 was also reversed out of accrued salaries and benefits in the third quarter of 2010 due to the drop in net income relative to internal targets. Another factor impacting the relative level of personnel expense was a drop in the level of salaries and benefits associated with successful loan originations, which are deferred pursuant to FASB guidelines. Since the deferred amount declined due to lower loan origination activity, this had the effect of increasing salaries expense by $92,000 for the quarter and $150,000 year-to-date. The increase in salaries and benefits can also be attributed, in part, to severance costs associated with selective staff reductions in 2010, normal annual salary adjustments, the addition of staff for branches opened in October 2009 and March 2010, and strategic staff additions to help address credit issues and position the Company for future growth opportunities. Having a favorable impact on the variance in personnel expense was a decline in participant gains on deferred compensation plans in 2010 relative to 2009, which caused deferred compensation expense accruals to fall by $27,000 for the third quarter and by $89,000 for the first nine months, although as noted above, deferred compensation expense accruals are offset by non-taxable gains on BOLI. Occupancy expense declined by $18,000, or 1%, for the quarter, due mainly to a drop in depreciation expense and maintenance/repair costs on furniture and equipment,

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Sierra Bancorp Financial Results

October 14, 2010

but increased by $184,000, or 4%, for the year-to-date comparison, due primarily to costs associated with our newer branches and annual rent increases.

Other non-interest expenses increased by $2.8 million, or 52%, for the third quarter of 2010 relative to the third quarter of 2009, and by $3.7 million, or 27%, for the first nine months of 2010. The largest changes in this category were as follows: OREO write-downs increased by $3.0 million for the third quarter, to a total of $3.9 million in 2010, and by $3.3 million for the first nine months, to a total of $4.5 million in 2010; foreclosed asset operating expenses increased by $191,000 for the third quarter, to a total of $256,000 in 2010, and by $555,000 for the first nine months, to a total of $892,000 in 2010; FDIC costs declined by $454,000 for the third quarter due mainly to accrual adjustments in 2009, and fell by $745,000 for the first nine months due to the aforementioned accrual adjustments and the $595,000 special assessment in the second quarter of last year; deposit-related costs were up $139,000 for the quarter and $486,000 year-to-date, due to increased expenses associated with our online checking product, ATM servicing, and debit card processing; data processing costs increased by $121,000 for the quarter and $285,000 year-to-date, due mainly to increases in internet banking and software maintenance costs; lower gains on directors deferred compensation plans in 2010 relative to 2009 resulted in a $16,000 drop in expense accruals for deferred directors’ fees for the quarter and a $156,000 decline for the first nine months; and, we realized a year-to-date loss of $111,000 in 2010 upon the disposition of equipment subsequent to the termination of certain operating leases.

The negative income tax provision for the third quarters of 2010 and 2009 helped boost net income for both quarters. This is the result of a relatively high level of tax credits, which have a greater impact than might be expected due to the favorable effect of tax-exempt interest income and BOLI income on pre-tax income. Our tax credits stem from investments in low-income housing tax credit funds, as well as hiring tax credits. The Company’s income tax accrual is also negative for the first nine months of 2009, in spite of positive pre-tax income, because tax credits exceeded our tax liability.

Balance sheet changes during the first nine months of 2010 include a drop in total assets of $35 million, or 3%, due to a reduction in cash and balances due from banks and lower loan balances, partially offset by growth in investment securities. The drop in cash and balances due from banks was the result of a $32 million reduction in interest-bearing balances at the Federal Reserve Bank, due to a drop in surplus liquidity and the deployment of cash into longer-term, higher-yielding investments. The reduction in interest-earning bank balances was partially offset by a $7 million increase in non-earning cash and balances due from banks resulting from timing differences related to cash items (checks) in process of collection. Investment portfolio balances increased by $40 million, or 15%, due to growth in agency-issued mortgage-backed securities and municipal bonds. The unrealized net gain on our investment securities dropped to $4.6 million at September 30, 2010 from $7.2 million at June 30, 2010, due to the aforementioned gains taken on the sale of securities during the third quarter.

Gross loan and lease balances were down $57 million, or 6%, in the first nine months of 2010, due to runoff in the normal course of business, transfers to OREO, and charge-offs, as well as loan payoffs and sales. All loan categories shown on the summary balance sheet declined except for SBA loans, which experienced a very small increase. Weak loan demand from quality borrowers and heightened selectivity on the part of the Company in a difficult credit environment contributed to net loan runoff.

The $77 million balance of nonperforming assets at September 30, 2010 reflects an increase of $5 million, or 7%, since year-end 2009, but represents a slight decline of $2 million, or 3%, relative to September 30, 2009. The increase for the first nine months of 2010 is primarily due to a higher level of nonperforming loans, which came from the net addition of $6.3 million in loans secured by real

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Sierra Bancorp Financial Results

October 14, 2010

estate and $415,000 in consumer loans, net of small reductions in nonperforming commercial loans, direct finance leases and SBA loans. Foreclosed assets reflect a net increase of $244,000, or 1%, for the first nine months of 2010. All impaired assets are either well-reserved based on current loss expectations, or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, we had $12.8 million in performing restructured troubled debt (TDR’s) as of September 30, 2010, a drop of $15.3 million, or 54%, relative to year-end 2009. The drop in performing TDR’s is due to loan balances that were upgraded because they are well-seasoned and paying interest at market rates, as well as the placement on non-accrual status of a loan that is still paying interest as agreed but for which the collection of a portion of outstanding principal is in doubt. Our allowance for loan and lease losses fell to $19.8 million at September 30, 2010, from $23.7 million at the end of 2009. As noted above, the decline in our loan loss allowance is the result of charging off specific reserves that were determined to be uncollectible, for certain impaired collateral-dependent loans.

Total deposits declined by $36 million, or 3%, during the first nine months of 2010. Non-maturity deposits, however, experienced significant growth due in part to our aggressive deposit acquisition programs, with non-interest bearing demand deposits up $12 million, or 5%, NOW deposits up $30 million, or 20%, and savings deposits increasing $10 million, or 16%. Money market deposits, however, dropped $13 million, or 8%. Customer-sourced time deposits also declined by a total of $47 million, or 10%, due primarily to the fact that we have managed down balances from larger depositors to reduce our exposure to potential single-customer withdrawals. We also let $28 million in wholesale-sourced brokered deposits roll off in the first nine months of 2010. Due to an increase in capital and a reduction in assets, our capital ratios continued to strengthen during the first nine months of 2010, and, as noted above, will increase further in the fourth quarter with the addition of capital from our current capital raise.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 33rd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company conducts business from 25 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch, and has over 400 employees.

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

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Sierra Bancorp Financial Results

October 14, 2010

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			9-Month Period Ended:
(in $000’s, unaudited)	9/30/2010	9/30/2009	% Change	9/30/2010	9/30/2009	% Change
Interest Income	$15,908	$17,024	-6.6%	$48,471	$52,593	-7.8%
Interest Expense	1,886	2,703	-30.2%	5,980	9,871	-39.4%

Net Interest Income	14,022	14,321	-2.1%	42,491	42,722	-0.5%

Provision for Loan & Lease Losses	6,380	10,474	-39.1%	13,280	17,977	-26.1%

Net Int after Provision	7,642	3,847	98.6%	29,211	24,745	18.0%

Service Charges	2,959	3,029	-2.3%	8,549	8,582	-0.4%
Loan Sale & Servicing Income	29	53	-45.3%	76	83	-8.4%
Other Non-Interest Income	1,426	1,472	-3.1%	3,639	3,473	4.8%
Gain (Loss) on Investments	2,639	1,004	162.8%	2,639	1,099	140.1%

Total Non-Interest Income	7,053	5,558	26.9%	14,903	13,237	12.6%

Salaries & Benefits	4,582	3,543	29.3%	15,511	14,033	10.5%
Occupancy Expense	1,774	1,792	-1.0%	5,332	5,148	3.6%
Other Non-Interest Expenses	8,239	5,406	52.4%	17,473	13,760	27.0%

Total Non-Interest Expense	14,595	10,741	35.9%	38,316	32,941	16.3%

Income Before Taxes	100	(1,336)		5,798	5,041
Provision for Income Taxes	(787)	(1,442)		27	(354)

Net Income	$887	$106	736.8%	$5,771	$5,395	7.0%

Tax Data
Tax-Exempt Muni Income	$695	$637	9.1%	$2,012	$1,846	9.0%
Tax-Exempt BOLI Income	$484	$631	-23.3%	$908	$1,211	-25.0%
Interest Income - Fully Tax Equiv	$16,282	$17,367	-6.2%	$49,554	$53,587	-7.5%

Net Charge-Offs (Recoveries)	$11,420	$3,468	229.3%	$17,161	$9,707	76.8%

PER SHARE DATA	3-Month Period Ended:			9-Month Period Ended:
(unaudited)	9/30/2010	9/30/2009	% Change	9/30/2010	9/30/2009	% Change
Basic Earnings per Share	$0.08	$0.01	700.0%	$0.50	$0.54	-7.4%
Diluted Earnings per Share	$0.08	$0.01	700.0%	$0.49	$0.54	-9.3%
Common Dividends	$0.06	$0.10	-40.0%	$0.18	$0.30	-40.0%

Wtd. Avg. Shares Outstanding	11,650,137	10,376,980		11,642,517	9,913,159
Wtd. Avg. Diluted Shares	11,738,067	10,457,054		11,728,261	9,992,984

Book Value per Basic Share (EOP)	$11.88	$11.38	4.4%	$11.88	$11.38	4.4%
Tangible Book Value per Share (EOP)	$11.41	$10.90	4.7%	$11.41	$10.90	4.7%

Common Shares Outstanding (EOP)	11,650,741	11,620,491		11,650,741	11,620,491

KEY FINANCIAL RATIOS	3-Month Period Ended:			9-Month Period Ended:
(unaudited)	9/30/2010	9/30/2009		9/30/2010	9/30/2009
Return on Average Equity	2.49%	0.35%		5.56%	6.39%
Return on Average Assets	0.27%	0.03%		0.58%	0.55%
Net Interest Margin (Tax-Equiv.)	4.85%	4.95%		4.93%	4.92%
Efficiency Ratio (Tax-Equiv.)	76.10%	54.81%		67.35%	58.21%
Net C/O’s to Avg Loans (not annualized)	1.35%	0.38%		1.99%	1.04%

AVERAGE BALANCES	3-Month Period Ended:			9-Month Period Ended:
(in $000’s, unaudited)	9/30/2010	9/30/2009	% Change	9/30/2010	9/30/2009	% Change
Average Assets	$1,323,858	$1,294,068	2.3%	$1,323,260	$1,307,120	1.2%
Average Interest-Earning Assets	$1,177,251	$1,175,630	0.1%	$1,181,636	$1,188,646	-0.6%
Average Gross Loans & Leases	$843,967	$923,513	-8.6%	$862,591	$934,689	-7.7%
Average Deposits	$1,100,700	$1,071,476	2.7%	$1,104,263	$1,084,922	1.8%
Average Equity	$141,385	$118,658	19.2%	$138,684	$112,900	22.8%

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October 14, 2010

STATEMENT OF CONDITION	End of Period:
(in $000’s, unaudited)	9/30/2010	12/31/2009	9/30/2009	Annual Chg
ASSETS
Cash and Due from Banks	$41,693	$66,234	$33,716	23.7%
Securities and Fed Funds Sold	318,510	278,168	267,079	19.3%

Agricultural	10,114	10,136	13,466	-24.9%
Commercial & Industrial	112,215	132,817	139,666	-19.7%
Real Estate	637,682	667,228	678,216	-6.0%
SBA Loans	19,022	18,626	18,979	0.2%
Consumer Loans	48,245	55,799	59,158	-18.4%

Gross Loans & Leases	827,278	884,606	909,485	-9.0%
Deferred Loan Fees	(49)	(640)	(383)	-87.2%

Loans & Leases Net of Deferred Fees	827,229	883,966	909,102	-9.0%
Allowance for Loan & Lease Losses	(19,834)	(23,715)	(23,363)	-15.1%

Net Loans & Leases	807,395	860,251	885,739	-8.8%

Bank Premises & Equipment	20,128	20,069	19,779	1.8%
Other Assets	112,329	110,827	100,736	11.5%

Total Assets	$1,300,055	$1,335,549	$1,307,049	-0.5%

LIABILITIES & CAPITAL
Demand Deposits	$245,424	$233,204	$227,413	7.9%
NOW Deposits	181,771	151,821	119,610	52.0%
Savings Deposits	72,267	62,279	63,213	14.3%
Money Market Deposits	152,296	165,097	162,975	-6.6%
Customer Time Deposits	437,797	485,031	461,640	-5.2%
Wholesale Brokered Deposits	—	28,000	28,000	-100.0%

Total Deposits	1,089,555	1,125,432	1,062,851	2.5%

Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	27,260	30,000	68,844	-60.4%

Total Deposits & Int.-Bearing Liab.	1,147,743	1,186,360	1,162,623	-1.3%

Other Liabilities	13,843	14,709	12,161	13.8%
Total Capital	138,469	134,480	132,265	4.7%

Total Liabilities & Capital	$1,300,055	$1,335,549	$1,307,049	-0.5%

CREDIT QUALITY DATA	End of Period:
(in $000’s, unaudited)	9/30/2010	12/31/2009	9/30/2009	Annual Chg
Non-Accruing Loans	$51,464	$46,974	$56,297	-8.6%
Over 90 Days PD and Still Accruing	—	—	—	0.0%
Foreclosed Assets	25,898	25,654	23,327	11.0%

Total Non-Performing Assets	$77,362	$72,628	$79,624	-2.8%

Performing TDR’s (not incl. in NPA’s)	$12,766	$28,024	$10,334	23.5%

Non-Perf Loans to Total Loans	6.22%	5.31%	6.19%
NPA’s to Loans plus Foreclosed Assets	9.07%	7.98%	8.54%
Allowance for Ln Losses to Loans	2.40%	2.68%	2.57%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	9/30/2010	12/31/2009	9/30/2009
Shareholders Equity / Total Assets	10.7%	10.1%	10.1%
Loans / Deposits	75.9%	78.6%	85.6%
Non-Int. Bearing Dep. / Total Dep.	22.5%	20.7%	21.4%

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